SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM 8-K

                             CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): August 26, 1997
                                                ----------------------


                             NORTEK, INC.
----------------------------------------------------------------------
         (Exact name of registrant as specified in its charter)



         Delaware                  1-6112               05-0314991
----------------------------------------------------------------------
(State or Other Jurisdiction    (Commission          (IRS Employer
of Incorporation)               File Number)         Identification No.)




50 Kennedy Plaza, Providence, RI  02903-2360
----------------------------------------------------------------------
          (Address of principal executive offices)  (Zip Code)



Registrant's telephone number:     (401) 751-1600
                              ----------------------------------------



                                   N/A
      (Former name or former address, if changed since last report)





Item 2.   Acquisition or Disposition of Assets

           On July 24, 1997, Nortek, Inc. ("Nortek"), its wholly-owned subsidiary, NTK Sub, Inc. ("NTK Sub") and Ply Gem Industries, Inc. ("Ply Gem") entered into an Agreement and Plan of Merger (the "Merger Agreement"). In connection with the Merger Agreement, on July 29, 1997, NTK Sub commenced a tender offer to purchase all outstanding shares of Common Stock of Ply Gem, at a price of $19.50 per share, net to the seller in cash. Upon entering into the Merger Agreement, Nortek and Ply Gem simultaneously entered into a Stock Purchase Agreement whereby, among other things, Nortek agreed to purchase 640,000 shares for an aggregate purchase price of $12.0 million, and entered into agreements to terminate employment with certain officers of Ply Gem.

           On August 26, 1997, NTK Sub accepted for payment all shares of common stock, par value $.25 per share (the "Shares") of Ply Gem tendered pursuant to the offer for the Ply Gem Shares. On August 26, 1997, an aggregate of approximately 12,979,496 Shares were tendered and not withdrawn, which when added to the Shares owned by Nortek, constituted approximately 93.1 percent of Ply Gem's Shares outstanding.

           Prior to accepting for payment tendered Shares of Ply Gem on August 26, 1997, Nortek sold $310.0 million aggregate principal amount of 9 1/8% Senior Notes due 2007 ("9 1/8% Notes") in a private offering (under an exemption pursuant to Securities and Exchange Commission ("SEC") Rule 144A) to qualified institutional investors at a slight discount. Nortek used a portion of these net proceeds, together with available cash, to purchase the Shares of Ply Gem, fund a $50.0 million payment to terminate Ply Gem's existing accounts receivable securitization program and pay certain fees and expenses.

           Also on August 26, 1997, prior to the acquisition, Ply Gem refinanced approximately $108.9 million of Ply Gem existing indebtedness.

           NTK Sub paid or will pay consideration of approximately $282.7 million (which includes $12.0 million for the 640,000 shares discussed above) for Ply Gem Shares, which consideration it has and will obtain from Nortek. Ply Gem also canceled stock options for 6,233,191 shares for consideration in the approximate amount of $37.4 million and has canceled unvested stock for consideration in the approximate amount of $1.95 million.

           The merger of NTK Sub into Ply Gem (the "Merger"), pursuant to the Merger Agreement occurred on September 4, 1997. As part of the Merger, NTK Sub was merged with and into Ply Gem, resulting in Ply Gem becoming a wholly-owned subsidiary of Nortek. Because NTK Sub was the beneficial owner of more than 90% of the outstanding Shares, the Merger was effected without a meeting of stockholders of Ply Gem. In the Merger, each issued and outstanding Share (other than dissenting Shares) not owned directly or indirectly by Nortek or Ply Gem was converted into the right to receive $19.50 in cash, without interest.

           Ply Gem is a leading manufacturer and distributor of building products used in the remodeling or new construction of residential and light commercial properties. Ply Gem's operations are located throughout the United States and in Canada.


Item 7.   Financial Statements, Pro Forma Financial Information and
          ---------------------------------------------------------
          Exhibits.
          --------

          (a)  Financial Statements of Business Acquired

               The consolidated financial statements of Ply Gem Industries, Inc. and subsidiaries as of December 31, 1996 and 1995 and for the three year period ended December 31, 1996, together with the notes thereto.

               Unaudited consolidated condensed balance sheet of Ply Gem Industries, Inc. and subsidiaries as of June 30, 1997, together with unaudited consolidated condensed statements of earnings and cash flows for the second quarter and six months ended June 30, 1996 and 1997, together with the notes thereto.

          (b)  Pro Forma Information

               Unaudited Nortek, Inc. and Subsidiaries and Ply Gem Pro Forma Combined Condensed Balance Sheet as of June 28, 1997, together with unaudited Nortek, Inc. and Subsidiaries and Ply Gem Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1996 and the six months and twelve months ended June 28, 1997.

          (c)  Exhibits

              2.1 Agreement and Plan of Merger dated as of July 24, 1997 among Nortek, Inc., NTK Sub, Inc. and Ply Gem
                   Industries,   Inc.  (incorporated  by  reference   to
                   Exhibit 2.1 to the form 8-K filed by Nortek, Inc. on July 29, 1997, File No. 1-6112).

              2.2 Amendment No. 1 dated as of September 2, 1997 to the Agreement and Plan of Merger dated as of July 24, 1997 among Nortek, Inc., NTK Sub, Inc. and Ply Gem Industries, Inc.

              23.1 Consent of Independent Certified Public Accountants



                                SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   NORTEK, INC.


Date:  September 10, 1997          By:  /s/ Almon C. Hall
                                        ------------------
                                        Almon C. Hall
                                        Vice President-Controller


Item 7(a) Financial Statements of Business Acquired

Consolidated Balance Sheets
---------------------------
Ply Gem Industries, Inc. and Subsidiaries           December 31,
                                                1996        1995
ASSETS
Cash and cash equivalents                  $  9,924,000  $  8,107,000
Accounts receivable, net of allowance of
$3,039,000; $4,511,000 in 1995               28,003,000    31,736,000
Inventories                                  92,983,000    96,228,000
Prepaid and deferred income taxes            10,905,000    15,714,000
Other current assets                         12,975,000    10,478,000
                                            ------------  ------------
    Total current assets                    154,790,000   162,263,000

Property, plant and equipment-at cost, net   90,681,000    81,832,000
Patents and trademarks, net of accumulated
 amortization of $9,776,000; $8,971,000
 in 1995                                     13,793,000    15,334,000
Intangible assets, net                       14,794,000    15,507,000
Cost in excess of net assets acquired, net   21,618,000    23,081,000
Other assets                                 17,771,000    26,973,000
                                            ------------  ------------
    Total assets                          $ 313,447,000 $ 324,990,000
                                            ===========   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses      $ 50,937,000  $ 40,455,000
Accrued restructuring                         1,138,000     4,480,000
Accrued payroll and commissions              10,408,000     7,790,000
Accrued insurance                             4,285,000     4,400,000
Current maturities of long-term debt
 and capital leases                           1,380,000       458,000
                                             ----------    ----------
    Total current liabilities                68,148,000    57,583,000

Long-term debt                               73,166,000    93,135,000
Capital leases                                9,231,000     7,106,000
Other liabilities                            17,119,000    22,681,000
Stockholders' equity
 Preferred stock, $.01 par value;
 authorized 5,000,000 shares; none issued       ___            ___
 Common stock, $.25 par value; authorized
 60,000,000 shares; issued 17,676,540 shares;
 17,463,072 shares in  1995                   4,419,000     4,366,000
  Additional paid-in capital                149,226,000   148,618,000
 Retained earnings                           61,993,000    53,246,000
                                            -----------   -----------
                                            215,638,000   206,230,000
 Less:
 Treasury stock-at cost (3,687,954 shares;
 3,015,311 shares in 1995)                   63,936,000    55,676,000
 Unamortized restricted stock and note
  receivable                                  5,919,000     6,069,000
                                            -----------   -----------
    Total stockholders' equity              145,783,000   144,485,000
                                            -----------   -----------
    Total liabilities and stockholders'
     equity                               $ 313,447,000 $ 324,990,000
                                          ============= =============

The accompanying notes are an integral part of these statements.


Consolidated Statements of Operations
-------------------------------------
Ply Gem Industries, Inc. and Subsidiaries


                                    Years ended December 31,
                                     1996           1995         1994
                                 -----------    ------------   ----------
Net sales                        $774,928,000   $755,198,000   $808,874,000
Cost of goods sold                626,424,000    630,552,000    653,270,000
                                 ------------   ------------  -------------
    Gross profit                 148,504,000     124,646,000    155,604,000
Selling, general and
 administrative expenses         119,494,000     114,171,000    118,726,000
Write-down of long-lived assets      ---          11,950,000        ---
Nonrecurring charges                 ---             ---         40,962,000
                                 -----------     -----------   ------------
    Income (loss) from operations 29,010,000      (1,475,000)    (4,084,000)
Interest expense                  (6,773,000)     (6,649,000)    (7,479,000)
Other expense                     (2,658,000)     (2,138,000)      (386,000)
                                 ------------   ------------  --------------
    Income (loss) before income
    taxes                         19,579,000     (10,262,000)   (11,949,000)
Income tax provision (benefit)     9,125,000      (2,860,000)    (3,418,000)
                                 ------------   ------------  --------------
NET INCOME (LOSS)                $10,454,000   $  (7,402,000) $  (8,531,000)
                                 ============   ============  ==============
Earnings (loss) per share        $       .74   $        (.51) $        (.62)
                                 ============   ============  ==============
Weighted average number of
shares outstanding                14,065,000      14,445,000     13,870,000


The accompanying notes are an integral part of these statements.



Consolidated Statements of Stockholders' Equity
-----------------------------------------------
Ply Gem Industries, Inc. and Subsidiaries


Three years ended December 31, 1996, 1995 and 1994

                                           Common stock
                                        ------------------
                                        Number                  Additional
                                         of                     paid-in
                                       Shares       Amount      capital
                                      -------       ------       -------
Balance at January 1, 1994           11,872,509   $2,968,000   $64,006,000
Cash dividends on common stock
  ($.12 per share)
Exercise of employee stock options    2,672,318      668,000    23,423,000
Tax benefit arising from exercise of
  stock options                                                  9,962,000
Conversion of debentures              2,751,328      688,000    48,379,000
Purchase of stock for treasury
Other                                        40            -     1,197,000
Net loss

Balance at December 31, 1994         17,296,195    4,324,000   146,967,000
Cash dividends on common stock
  ($.12 per share)                            -            -             -
Exercise of employee stock options      166,872       42,000     1,494,000
Tax benefit arising from exercise of
  stock options                                                    174,000
Shares held for distribution to employee
  profit sharing trust	                      -             -            -
Purchase of stock for treasury                -             -            -
Other                                         5             -      (17,000)
Net loss                                      -             -            -
Balance at December 31, 1995         17,463,072     4,366,000  148,618,000
Cash dividends on common stock
  ($.12 per share)                            -             -            -
Exercise of employee stock options      213,468        53,000    1,916,000
Tax benefit arising from exercise of
  stock options                                                    367,000
Contribution of treasury stock to
  employee profit sharing trusts                                (1,039,000)
Purchase of stock for treasury
Other                                                             (636,000)
Net income
                                    -----------    ---------- ------------
Balance at December 31, 1996         17,676,540    $4,419,000 $149,226,000

The accompanying notes are an integral part of these statements.

                                                   Number
                                    Retained         of
                                    earnings       shares        Amount
                                    --------       ------        ------
Balance at January 1, 1994          $72,601,000    910,073        9,362,000
Cash dividends on common stock
  ($.12 per share)                   (1,673,000)
Exercise of employee stock options               1,197,241       29,465,000
Tax benefit arising from exercise of
  stock options
Conversion of debentures
Purchase of stock for treasury                     640,700       12,175,000
Other                                               (2,695)         (48,000)
Net loss                             (8,531,000)
Balance at December 31, 1994         62,397,000  1,745,319       50l,954,000
Cash dividends on common stock
  ($.12 per share)                   (1,749,000)
Exercise of employee stock options                  30,580           573,000
Tax benefit arising from exercise of
  stock options
Shares held for distribution to employee
  profit sharing trust	                           (52,500)         (819,000)
Purchase of stock for treasury                     292,000         4,955,000
Other                                                  (88)           13,000
Net loss                             (7,402,000)
Balance at December 31, 1995         53,246,000  3,015,311        55,676,000
Cash dividends on common stock
  ($.12 per share)                   (1,707,000)
Exercise of employee stock options                  63,612           915,000
Tax benefit arising from exercise of
  stock options
Contribution of treasury stock to
  employee profit sharing trusts                  (140,700)       (2,608,000)
Purchase of stock for treasury
Other                                              752,200         9,998,000
Net income                           10,454,000
                                    -----------   --------        ----------
Balance at December 31, 1996        $61,993,000  3,687,954       $63,936,000



Consolidated Statements of Cash Flows

Ply Gem Industries, Inc. and Subsidiaries
                                         Years ended December 31,
                                    1996           1995           1994
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                $10,454,000   $(7,402,000) $(8,531,000)
   Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
 Depreciation                     $11,359,000   $10,521,000  $ 8,733,000
 Amortization                       3,594,000     3,650,000    4,652,000
 Non-cash profit sharing expense    2,243,000
 Write-down of long-lived assets                 11,950,000
   Nonrecurring charges net of
   cash payments of $5,223,000                                35,739,000
 Deferred taxes                     3,339,000     3,644,000   (8,067,000)
 Provision for doubtful account    s1,982,000     1,505,000      874,000
 Changes in assets and liabilities
   Accounts receivable              1,751,000     9,617,000   10,515,000
   Inventories                      3,245,000     6,861,000    5,575,000
   Prepaid expenses and other
     current assets                 2,135,000    (5,129,000)   1,459,000
   Accounts payable and accrued
           expenses                12,985,000    (8,195,000)   3,860,000
   Income taxes payable                                       (4,902,000)
   Accrued restructuring           (5,574,000)  (10,608,000)
   Other assets                     3,141,000    (5,305,000)  (1,061,000)
                                   ----------  ------------  ------------
                                   40,200,000    18,511,000   57,377,000

    Net cash provided by operating
        activities                 50,654,000    11,109,000   48,846,000
                                  -----------   -----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property, plant and
 equipment                        (17,583,000)  (27,827,000) (23,046,000)
 Funds used for construction                                   1,327,000
 Proceeds from property, plant and
  equipment disposals                 473,000       799,000    1,681,000
 Proceeds from sales of marketable
    securities, net                                 788,000
 Other                                (17,000)       25,000      129,000
                                  -----------       -------    ---------
    Net cash used in investing
      activities                   (17,127,000) (26,215,000) (19,909,000)
                                  ------------ ------------- ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Short-term debt repayments, net                              (2,330,000)
 Repayment of long-term debt         (533,000)    (481,000)     (881,000)
 Net increase (decrease) in
 revolving note borrowings with
   original maturity of 90
 days or less                     (19,540,000)   14,040,000  (14,884,000)
 Purchase of stock for treasury    (9,998,000)   (4,955,000) (12,175,000)
 Cash dividends                    (1,707,000)   (1,749,000)  (1,673,000)
 Proceeds from exercise of
   employee stock options           1,500,000     1,499,000    6,491,000
 Other                             (1,432,000)      456,000   (1,581,000)
                                  ------------    ---------   -----------
Net cash provided by (used in)
    financing activities          (31,710,000)    8,810,000  (27,033,000)
   Net increase (decrease) in
     cash and cash equivalents      1,817,000    (6,296,000)   1,904,000
Cash and cash equivalents at
  beginning of year                 8,107,000    14,403,000   12,499,000
Cash and cash equivalents at
  end of year                     $ 9,924,000   $ 8,107,000  $14,403,000

The accompanying notes are an integral part of these statements.

Notes to Consolidated Financial Statements
Ply Gem Industries, Inc. and Subsidiaries


NOTE 1    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES
Ply Gem Industries, Inc. ("Ply Gem") through its subsidiaries (the "Company") operates predominantly in one industry segment, which consists of the manufacture and sale of vinyl siding, wood and vinyl-framed windows, doors, skylights, prefinished decorative plywood and decorator wall and floor coverings, furniture components, pressure-treated wood products and the distribution of other products for the building products and home improvement markets.
Principles of Consolidation
The consolidated financial statements include the accounts of Ply Gem Industries, Inc. and its wholly-owned subsidiaries after eliminating all significant intercompany accounts and transactions. Certain prior year items have been reclassified to conform to 1996 presentation.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and temporary investments having an original maturity of three months or less.
Inventories
Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method.
Long-Lived Assets
(a) Property, Plant and Equipment
Owned property, plant and equipment are depreciated over the estimated useful lives of the assets using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Service lives for principal assets are 5 to 35 years for buildings and improvements and 3 to 12 years for machinery and equipment.
Leasehold improvements are amortized on a straight-line basis over their respective lives or the terms of the applicable leases, including expected renewal options, whichever is shorter. Capitalized leases are amortized on a straight-line basis over the terms of the leases or their economic useful lives.
(b)Patents and Trademarks
Purchased patents and trademarks are recorded at appraised value at time of the business acquisition and are being amortized on a straight-line basis over their estimated remaining economic lives; thirteen to seventeen years for patents and thirty years for trademarks.
(c)Cost in Excess of Net Assets Acquired and Other Intangibles
Cost in excess of net assets acquired is being amortized from twenty to thirty years on a straight-line basis. Other intangibles, which arose primarily from the allocation of purchase prices of businesses acquired, are being amortized on a straight-line basis over thirty-nine years.
The Company annually evaluates the carrying value of its long-lived assets to evaluate whether changes have occurred that would suggest that the carrying amount of such assets may not be recoverable based on the estimated future undiscounted cash flows of the businesses to which the assets relate. Any impairment loss would be equal to the amount by which the carrying value of the assets exceed its fair value.
Income Taxes
Deferred income tax liabilities and assets reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and net operating loss and credit carryforwards. These differences are classified as current or noncurrent based upon the classification of the related asset or liability. Deferred income tax assets, such as benefits related to net operating loss and credit carryforwards, are recognized to the extent that such benefits are more likely than not to be realized.


Financial Instruments
The Company utilizes various financial instruments to manage interest rate risk associated with its borrowings. Interest rate swap agreements modify the interest characteristics of a portion of the Company's debt. Amounts to be paid or received under interest rate swap agreements are accrued as interest rates change and are recognized over the life of the swap agreements as an adjustment to interest expense. Interest rate caps are used to lock in a maximum interest rate if rates rise, but enables the Company to otherwise pay lower market rates. The cost of interest rate cap agreements are amortized to interest expense over the life of the cap. Payments received as a result of the cap agreements reduce interest expense. The unamortized costs of the cap agreements are included in other assets.
The fair value for cash, receivables, accounts payable, and accrued liabilities approximate carrying amount because of the short maturity of these instruments. The fair value of long-term debt approximates its carrying amount, as the debt carries variable interest rates.
Earnings (Loss) Per Share
Earnings (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Stock options have been excluded from the calculations as their effect would be anti-dilutive.
Stock Based Compensation
The Company grants stock options for a fixed number of shares to employees and directors with an exercise price equal to or greater than the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, the Company recognizes no compensation expense for the stock option grants.
Customers
The Company's products are distributed through an extensive network that includes major retail home center chains, specialty home remodeling distributors, lumber and building products wholesalers, professional contractors and Company operated distribution centers. The products are marketed predominately in the United States through Company sales
personnel and independent representatives.   One customer accounted for
approximately 19% of the Company's net sales for the years ended
December 31, 1996 and 1995 and approximately 14% in 1994.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
NOTE 2    ACCOUNTS RECEIVABLE
The Company has a program which currently allows for the sale of up to $50 million of undivided fractional interests in a designated pool of eligible accounts receivable to a financial institution with limited recourse. The program expires in April 1998. At December 31, 1996 and 1995 respectively, the Company sold $45 and $42 million of receivables under this program. Program costs of $3,540,000, $3,205,000, and $1,892,000 are included in "other expense" for 1996, 1995 and 1994, respectively. $5,000,000, due from officer, was repaid subsequent to year end.

NOTE 3    INVENTORIES
The classification of inventories at the end of each year was as follows:
                                                   1996           1995
Finished goods                              $53,833,000    $54,530,000
Work in progress                              9,724,000     12,508,000
Raw materials                                29,426,000     29,190,000
                                            $92,983,000    $96,228,000
NOTE 4   PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment at the end of each year consisted of the following:
                                                   1996          1995
Land                                       $  2,668,000 $  2,704,000
Buildings and improvements                   27,044,000    24,853,000
Machinery and equipment                      94,912,000    78,830,000
Transportation equipment                      2,156,000     2,428,000
Furniture and fixtures                       10,378,000    11,312,000
Capital leases                               10,705,000     7,501,000
Construction in progress                      5,575,000     5,777,000
                                            153,438,000   133,405,000
Accumulated depreciation and amortization  (62,757,000)  (51,573,000)

                                            $90,681,000   $81,832,000
During the fourth quarter of 1995, the Company adopted SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and recorded a non cash pretax charge of $12.0 million ($7.6 million after tax) related to the write-down of certain
long-lived assets.   The charge consisted of a write-down of
approximately $9.5 million related to the Company's information system and $2.5 million related primarily to certain machinery and equipment.
NOTE 5    INTANGIBLE AND OTHER ASSETS
Accumulated amortization of cost in excess of net assets acquired and other intangible assets is $22,357,000 at December 31, 1996 and $19,917,000 at December 31, 1995.
The balance sheet at December 31, 1996 includes notes receivable from an officer. The 1992 Note ($5,400,000 principal amount at December 31, 1996 including current maturities), has an average interest rate of 7.1% and is due in approximately equal annual installments through 2003. Under the terms of the note, principal and interest are forgiven upon the attainment of at least a 20% improvement in net income, as defined, compared to the prior year or at the discretion of the Board of Directors. Accordingly, the annual installments for 1996 and 1994 were forgiven. The 1994 Note ($3,000,000 principal amount at December 31, 1996 including current maturities) and the 1995 Note ($5,000,000 principal amount at December 31, 1996) have interest rates which are the higher of the Company's average bank borrowing rate or the applicable Federal rate in effect for such period. They are payable in annual installments of $250,000 each with the final payments due December 31, 1998 and April 30, 2001, respectively. Furthermore, under the terms of the officer's employment agreement, the notes are forgiven upon the occurrence of a change in control of the Company or the permanent disability of the officer. The long-term portion of the 1992 and 1994 Notes are included in other assets. The 1995 Note has been reflected as a reduction of stockholders' equity since the officer may reduce the indebtedness through the Company's redemption of its shares which are owned by the officer.
NOTE 6    STOCKHOLDERS' EQUITY
In addition to treasury stock, deductions from stockholders' equity consists of unamortized restricted stock of $919,000 and $1,069,000 at December 31, 1996 and 1995, respectively and notes receivable due from officer of $5,000,000 at December 31, 1996 and 1995. See Note 5.
NOTE 7    SUPPLEMENTAL CASH FLOW INFORMATION
Supplemental cash flow information for the years ended December 31 is as follows:
                                    1996           1995          1994
Interest paid (net of $453,000 capitalized in 1996,
 $746,000 in 1995 and $323,000 in 1994)$6,609,000$5,887,000$5,546,000
Income taxes paid             $6,939,000    $   872,000    $2,819,000

 Noncash financing activities involve the issuance of common stock upon conversion of $49,963,000 of the Company's Debentures in 1994 and in 1996 the Company acquired approximately $3.2 million of equipment under capital leases.
NOTE 8    LONG-TERM DEBT
The composition of long-term debt at the end of each year was as follows:
                                                   1996          1995
Revolving credit facility expiring in 1999  $66,000,000  $ 85,540,000

Industrial Development Revenue Bonds
 maturing at various dates to 2012, generally at
 floating interest rates which are reset periodically (6.0 % weighted
 average interest rate for 1996)              7,561,000     7,955,000

Other                                                          34,000
45,000
                                             73,595,000    93,540,000
Less current maturities                         429,000       405,000
                                            $73,166,000  $ 93,135,000

 The Company has a revolving credit facility with a syndicate of banks, which provides financing of up to $200 million through February 1999. Interest on borrowings are at varying rates based, at the Company's option, on the London Interbank Offered Rate (LIBOR) plus a spread or the bank's prime rate. The Company pays a facility fee quarterly which, based on a formula, averaged .42% of the committed amount during 1996. The average weighted interest rate on the credit facility for the year 1996 and 1995 was 6.7% and 6.9%, respectively (6.3% and 7.0% at December 31, 1996 and 1995, respectively). The credit facility includes customary covenants, including covenants limiting the Company's ability to pledge assets or incur liens on assets and financial covenants requiring among other things, the Company to maintain a specified leverage ratio, fixed charge ratio and tangible net worth levels. In addition, the amount of annual dividends the Company can pay is limited based on a formula. At December 31, 1996 $2,800,000 was available for payments of dividends in 1997. Borrowings under this credit facility are collateralized by the common stock of the Company's principal subsidiaries.

The Company periodically enters into interest rate swap and cap agreements as a hedge against interest rate exposure of its floating rate bank debt. In 1996, the Company entered into $75 million of interest rate swap agreements, whereby the Company will pay the counterparties interest at a fixed rate of 5.53% and the counterparties will pay the Company interest at a floating rate equal to one month LIBOR for a two year period ending December 3, 1998. At the option of the counterparties, the termination date may be extended to December 3, 1999 upon notice to the Company. The Company also entered into $75 million of interest rate cap agreements which entitles the Company to receive from the counterparties on a monthly basis an amount by which the Company's interest payments on $75 million of its floating rate debt exceed 7% during the period December 5, 1998 to December 5, 1999.

Future maturities of long-term debt, for the years 1997 through 2001, are: 1997-$429,000; 1998-$446,000; 1999-$66,476,000; 2000-$495,000 and
2001-$525,000.

The net book value of property, plant and equipment pledged as collateral under industrial revenue bonds was approximately $6,751,000 at December 31, 1996.



NOTE 9    INCOME TAXES
The income tax provision (benefit) for the years ended December 31 consisted of the following:
                                    1996           1995           1994
Federal
 Current                     $ 4,163,000 $  (7,485,000)$  (6,195,000)
 Deferred                      3,075,000      4,172,000   (7,353,000)
Foreign                           13,000          7,000      (21,000)
State and local
 Current                       1,243,000        800,000       903,000
 Deferred                        264,000      (528,000)     (714,000)
                               8,758,000    (3,034,000)  (13,380,000)
 Tax benefit from exercise of stock options     367,000       174,000
9,962,000
 Actual tax provision (benefit)$9,125,000$  (2,860,000) $ (3,418,000)

 The significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows:
                                                   1996          1995
Net deferred tax assets(liabilities) - current:
 Nonrecurring charge                        $   397,000    $1,917,000
 Allowance for bad debts                      1,765,000     1,567,000
 Accrued expenses deductible for tax purposes when paid     3,682,000
2,775,000
 State and local net operating loss and tax credit carryforwards2,465
,000                                          1,747,000
 Other                                        (227,000)        47,000
   Total deferred tax assets                  8,082,000     8,053,000
   Valuation allowance for deferred tax assets(1,104,000)   (897,000)
   Net deferred tax current assets           $6,978,000    $7,156,000
Net deferred tax liabilities (assets) - noncurrent:
 Write-down of long-lived assets           $(2,242,000)   (4,107,000)
 Nonrecurring charge                          (395,000)   (1,073,000)
 Accelerated depreciation                     7,500,000     6,557,000
 State net operating loss and credit carryforwards(916,000)         -
 Accrued expenses deductible for tax purposes when paid   (2,254,000)
(2,318,000)
 Income not recognized for book purposes      (595,000)     (671,000)
 Other                                        1,522,000     1,070,000
   Net deferred tax noncurrent liabilities (assets)$2,620,000$ (542,000)

As of December 31, 1996, the Company has deferred tax assets largely attributable to the 1995 write-down of long-lived assets (see Note 4) and various state net operating loss and tax credit carryforwards. Deferred tax assets, net of the valuation reserve, are expected to be realized through future taxable income and from the reversal of temporary differences.

The actual income tax provision (benefit) varies from the Federal statutory rate applied to consolidated pretax income (loss) as follows:
                                    1996           1995          1994
Income taxes at Federal statutory rate of 35% $6,853,000 $(3,592,000)
$(4,182,000)
Increases resulting from
 State and local income taxes
    net of Federal income tax benefit1,080,000  177,000       123,000
 Amortization of cost in excess of net assets acquired534,000 478,000
509,000
 Other-net                       658,000         77,000       132,000
 Actual tax provision (benefit)$9,125,000  $(2,860,000)  $(3,418,000)




NOTE 10   RETIREMENT PLANS
The Company provides retirement benefits to certain of its salaried and hourly employees through non-contributory defined benefit pension plans. The benefits provided are primarily based upon length of service and compensation, as defined. The Company funds the plans in amounts as actuarially determined and to the extent deductible for federal income tax purposes. The pension plan assets are invested in a diversified portfolio of common stock and fixed income securities.

 The components of pension expense are as follows:
                                    1996           1995          1994
Service cost-benefits earned in current year$ 1,032,000   $ 1,013,000 $
1,044,000
Interest cost on projected benefit obligation   983,000       923,000
782,000
Income earned on plan assets   (643,000)    (1,053,000)     (866,000)
Net amortization and deferral  (317,000)        200,000        28,000
                             $ 1,055,000    $ 1,083,000    $  988,000

Assumptions used in the computation of  net pension expense are as follows:
                                    1996           1995           1994
Weighted average discount rate for plan obligations 8.0%           8.0%
8.0%
Rate of future compensation increases5.0            5.0            5.0
Weighted average rate of return on plan assets      8.8            8.8
8.8

The reconciliation of the funded status of the plans at year end follows:
                                              1996           1995
Accumulated benefit obligation:
 Vested                               $ 11,200,000   $ 10,595,000
 Nonvested                                 572,000        676,000
Total                                             11,772,000
11,271,000
Projected salary increases               2,050,000      1,793,000
Projected benefit obligation            13,822,000     13,064,000
Plan assets at fair value               12,883,000     12,088,000
Assets less than
 projected benefit obligation            (939,000)      (976,000)
Unrecognized net (gain) loss           (1,053,000)    (1,111,000)
Unrecognized prior service cost          1,656,000      1,742,000
Unrecognized transition cost               120,000        158,000
Additional liability                   (1,403,000)    (1,623,000)
Accrued pension                      $ (1,619,000)  $ (1,810,000)

The Company maintains a discretionary profit sharing plan with a voluntary 401(k) option for certain of its salaried and hourly employees who vest after meeting certain minimum age and service requirements. Profit sharing plan expense, including the Company's 401(k) match was $2,243,000, $1,371,000 and $2,636,000 for 1996, 1995
and 1994, respectively. The contributions consisted of the Company's common stock.

NOTE 11   NONRECURRING CHARGES
During 1994, the Company recorded nonrecurring charges of $41.0 million ($25.7 million after tax), consisting of approximately $29.1 million related to a restructuring program and $11.9 million for unusual items primarily consisting of the write down of certain intangible assets and discontinued products.
The status of the components of the restructuring provision at the end of the year was:


                                      Balance    1996    Balance at
                                       at
                                      December Activity   December
                                      31, 1995            31, 1996

Consolidation and closure of
facilities, including
     severance and related costs   $7,779,000  $5,663,00 $2,116,000
                                                   0
Other, including lease termination
expenses and
 costs to execute the                  235,000
restructuring program                           235,000
                                               $5,898,00
                                   $8,014,000      0     $2,116,000
                                        *                     *
*The following amounts are included in the consolidated balance sheet at December 31, 1996 and 1995, respectively under the captions: "accrued restructuring" ($1.1 and $4.5 million), "other liabilities" ($.8 and $3.1 million), property, plant and equipment" (reduction of $.1 and $.2 million), and "various other asset accounts" (reduction of $.1 and $.2 million).
NOTE 12   STOCK PLANS
The Company's stock plans authorize the granting of incentive and non-qualified stock options and restricted stock to executives, key employees and directors of the Company. Stock options are granted at prices not less than the fair market value on the date of grant. Option terms, vesting and exercise periods vary except that the term of an option may not exceed ten years. Certain options provide, among other things, that in the event of a change in control, as defined, such options will become immediately exercisable. At December 31, 1996, approximately 531,000 shares were available for future grants under the Company's plans.

In 1991, the Company granted 250,000 shares of restricted stock to an executive officer of the Company. The restrictions on these shares will be released at the rate of 25,000 shares per year upon the attainment of certain performance goals and the continued employment of the officer. These goals were attained in 1994 and 1996. The restrictions will be released in the event of a change in control of the Company. The unamortized restricted stock resulting from this stock award has been deducted from stockholders' equity and is being amortized over the periods earned.

 The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock Based Compensation". Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost been determined based on the fair value at the grant date for stock option awards in 1995 and 1996 consistent with the provision of SFAS No. 123, the Company's net loss and loss per share for 1995 would have been increased by approximately $2,100,000 or $.15 per share, respectively and net income and earnings per share for 1996 would have been decreased by approximately $3,800,000 or $.27 per share, respectively. During the initial phase-in period of SFAS No. 123, such compensation may not be representative of the future effects of applying this statement.

The weighted average fair value at date of grant for options granted during 1996 and 1995 was $4.11 and $4.99 per option, respectively. The fair value of each option at date of grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 1996 and 1995, respectively: expected stock price volatility 35% and 39%; expected lives of options of six and three years; expected dividend rate of $.12 per year and risk free interest rate of 6.26% and 5.81%. The pro forma effect for 1995 does not take into account grants made prior to 1995.

Information regarding these option plans for 1996, 1995 and 1994 is as follows:

                          1996                1995           1994
                             Weighted-           Weighted-
                              Average             Average
                             Exercise            Exercise
(Shares in          Shares     Price    Shares     Price    Shares
thousands)

Options
outstanding
    beginning of   4,926     $14.10    4,479     $11.77    5,604
year..............
 ....
Exercised.........
 .................. (216)     9.34      (167)     9.21      (2,672)
 .......
Granted...........
 .................. 1,436     13.10     776       16.18     1,589
 .......
Cancelled or                                                  (
forfeited......... (489)     17.64     (162)     20.13     42)
 ......
Options
outstanding
    end of         5,657     $13.72    4,926     $14.10    4,479
year..............
 .............
The following table summarizes information about stock options outstanding at December 31, 1996:


                     Options Outstanding     Options Exercisable
                            Weight
(Shares in                    ed-   Weight                Weight
thousands)         Number   Averag    ed-         Number    ed-
                   Outstan     e    Averag        Exerci  Averag
Range of            ding    Remain     e           sable     e
Exercise Prices      at       ing   Exerci          at    Exerci
                   12/31/9  Contra    se          12/31/    se
                      6      ctual   Price          96     Price
                             Life

$ 6.63  to $  9.75         4 years       $
                   258              8.62          258     $ 8.62
 10.25  to   13.75         6 years
                   3,407            11.73         3,097   11.66
 14.25  to  18.875         7 years
                   926              16.21         926     16.21
 19.125 to 20.125          8 years
                   1,066            19.14         1,066   19.14

                   5,657                          5,347


NOTE 13   COMMITMENTS AND CONTINGENCIES
Leases

The Company leases certain of its manufacturing, distribution and office facilities as well as some transportation and manufacturing equipment under noncancellable leases expiring at various dates through the year 2017. Certain real estate leases contain escalation clauses and generally provide for payment of various occupancy costs.

Minimum future lease obligations on noncancellable leases in effect at December 31, 1996 are as follows:
                                             Capital    Operating
                                              leases       leases
Year ending December 31,
 1997                                     $1,115,000  $11,912,000
 1998                                      1,161,000   10,889,000
 1999                                      1,143,000    9,819,000
 2000                                        138,000    8,013,000
 2001                                         32,000    7,139,000
 Subsequent years through 2017             7,000,000   43,816,000
Net minimum lease payments                10,589,000  $91,588,000
Amount representing interest                 407,000
Present value of net minimum lease payments           $10,182,000
(including $951,000 payable within one year)

Rental expense for operating leases amounted to approximately
$19,645,000 in 1996, $19,883,000 in 1995 and $19,993,000 in 1994.


Hoover Treated Wood Products, Inc.

Hoover Treated Wood Products, Inc. ("Hoover"), a wholly-owned subsidiary of Ply Gem, is a defendant in a number of lawsuits alleging damage caused by alleged defects in certain pressure treated interior wood products. Hoover has not manufactured or sold these products since August, 1988. The number of lawsuits pending has declined significantly from earlier periods. Most of the suits have been resolved by dismissal or settlement with settlements being paid out of insurance proceeds or other third party recoveries. Hoover and Ply Gem are vigorously defending the suits which remain pending and defense and indemnity costs are being paid out of insurance proceeds and proceeds from a settlement by Hoover with suppliers of material used in the production of interior treated wood products.

Hoover and Ply Gem have engaged in coverage litigation with their insurers and have settled their coverage claims with a majority of the insurers. Ply Gem believes that the remaining coverage disputes will be resolved on a satisfactory basis and a substantial amount of additional coverage will be available to Hoover. In reaching this belief, it has analyzed Hoover's insurance coverage and the status of the coverage litigation, considered its history of settlements with primary and excess insurers and consulted with counsel.

Hoover has recorded a receivable at December 31, 1996 for approximately $8.9 million for the estimated proceeds and recoveries related to insurance matters discussed above and recorded an accrual for the same amount for its estimated cost to resolve those matters not presently covered by existing settlements with insurance carriers and suppliers.

In evaluating the effect of the lawsuits, a number of factors have been considered, including: the litigation history, the significant decline in the number of cases, the availability of various legal defenses and the likely availability of proceeds from additional insurance. Based on its evaluation, the Company believes that the ultimate resolution of the lawsuits and the insurance claims will not have a material effect upon the financial position of the Company.

Letters of Credit

At December 31, 1996 approximately $20 million of letters of credit issued by the Company's banks were outstanding, principally in connection with certain financing transactions.

Other

Ply Gem and its subsidiaries are subject to legal actions from time to time which have arisen in the ordinary course of its business. In the opinion of management, the resolution of these claims will not materially affect the financial position of the Company. The Company has various commitments for the purchase of materials arising in the ordinary course of business.
                 PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Note 14    Quarterly Results (Unaudited)
                           1st         2nd         3rd        4th
                         Quarter     Quarter     Quarter    Quarter
                           (In thousands, except per share data)
Year Ended December
31, 1996
Net Sales               $142,018      $212,079    $230,143   $190,688
Gross Profit              20,514        42,694      49,423     35,873
Income (loss) Before
Taxes                     (4,753)      7,559      12,924       3,849
Net Income (Loss)         (2,638)      4,157       6,915       2,020
Per Share:
     Primary                (.18)        .28         .45         .15
     Fully Diluted          (.18)        .28         .45         .15
Year Ended December
31, 1995:
Net Sales               $162,934      $203,265    $210,973   $178,026
Gross Profit              24,862        34,149      37,444     28,191
Income (loss) Before
Taxes (1)                 (4,594)      1,618       4,365    (11,651)
Net Income (Loss)         (2,665)      1,028         2,276   (8,041)
Per Share:
     Primary                (.18)        .07           .16      (.56)
Fully Diluted.........      (.18)        .07           .16      (.56)
  (1) After charge of $12.0 million for the impairment of assets in the fourth quarter. See Note 4 to the consolidated financial statements.

  Earnings (loss) per share calculations for each of the quarters presented are based on the weighted average number of shares and common equivalent shares outstanding during such periods. The sum of the quarters may not necessarily be equal to the full year earnings per share amounts.

            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





Board of Directors and Stockholders
  Ply Gem Industries, Inc.

  We have audited the accompanying consolidated balance sheets of Ply Gem Industries, Inc. and Subsidiaries (the "Company") as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conduct our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ply Gem Industries, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.





                                   /s/ Grant Thornton LLP
                                   GRANT THORNTON LLP




New York, New York
February 25, 1997





                 PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED BALANCE SHEETS
                          (Dollars In Thousands)

                                               June 30,     December
ASSETS                                           1997          31,
                                                              1996
                                              (Unaudited)
Cash and cash equivalents                     $   7,952     $   9,924
Accounts receivable, net of allowance
  of $2,713; $3,039 in 1996                                    28,003
Inventories                                     110,450        92,983
Prepaid and deferred income taxes                10,905        10,905
Other current assets                             14,931        12,975
     Total current assets                       190,175       154,790

Property, plant and equipment - at cost
  net of accumulated depreciation and
  amortization of $69,084; $62,757 in 1996      101,543        90,681
Patents and trademarks, net of accumulated
  amortization of  $10,331; $9,776 in 1996       13,255        13,793
Other intangible assets - net                    14,380        14,794
Cost in excess of net assets acquired - net      20,887        21,618
Other assets                                     18,220        17,771
     Total assets                              $358,460      $313,447

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses          $ 70,755      $ 66,768
Current maturities of long-term debt and                        1,380
capital leases                                    1,528
     Total current liabilities                   72,283        68,148

Long-term debt                                  111,496        73,166
Capital leases                                    8,656         9,231
Other liabilities                                18,819        17,119

Stockholders' equity:
  Preferred stock, $.01 par value;
      authorized  5,000,000  shares;   none           -
issued
  Common stock, $.25 par value; authorized
    60,000,000 shares; issued 17,747,957;         4,437         4,419
    17,676,450 in 1996
  Additional paid-in capital                    150,059       149,226
  Retained earnings                              63,129        61,993
  Less: Treasury stock-at cost
    (3,764,278 shares; 3,687,954 in 1996)        64,766        63,936
            Unamortized restricted stock                        5,919
and note receivable                               5,653
            Total stockholders' equity          147,206       145,783
     Total liabilities and stockholders'       $358,460      $313,447
equity

     See accompanying notes to the consolidated financial statements.




                 PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF EARNINGS
                                (Unaudited)
                   (In Thousands Except per Share Data)

                                               Quarter Ended

                                              June 30,     June 30,
                                                  1997         1996

Net sales                                     $218,916     $212,079

Cost of goods sold                             177,405      169,385

     Gross profit                               41,511       42,694

Selling, general and administrative             30,050       32,591
expenses

Merger expenses                                  2,850            -

     Income from operations                      8,611       10,103

Interest expense                               (1,982)      (1,933)

Other expense, net                               (754)        (611)

     Income before income taxes                  5,875        7,559

Income taxes                                     2,842        3,402

     Net income                               $  3,033     $  4,157

Earnings per share:
     Primary                                     $ .20        $ .28
     Fully diluted                               $ .20          .28

Weighted average number of shares
 outstanding:
     Primary                                    16,586       16,102
     Fully diluted                              16,586       16,102

Cash dividends per share                        $  .03       $  .03

       See accompanying notes to consolidated financial statements.




                 PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
               CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                                (Unaudited)
                   (In Thousands Except per Share Data)
                                                Six Months
                                                   Ended

                                              June 30,     June 30,
                                                  1997         1996

Net sales                                     $381,728     $354,097

Cost of goods sold                             313,403      290,889

     Gross profit                               68,325       63,208

Selling, general and administrative             56,626       55,988
expenses

Merger expenses                                  2,850            -

     Income from operations                      8,849        7,220

Interest expense                               (3,649)      (3,757)

Other expense, net                             (1,239)        (657)

     Income before income taxes                  3,961        2,806

Income taxes                                     1,981        1,287

     Net income                              $   1,980     $  1,519

Earnings per share:
     Primary                                     $ .14        $ .11
     Fully diluted                                 .14          .11

Weighted average number of shares
 outstanding:
     Primary                                    13,842       14,251
     Fully diluted                              13,842       14,251

Cash dividends per share                        $  .06       $  .06

       See accompanying notes to consolidated financial statements.



                 PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (Unaudited)
                              (In Thousands)
                                              Six Months Ended
                                       June 30,            June 30,
                                         1997                1996
CASH FLOWS FROM OPERATING
ACTIVITIES
Net income                                    $1,980               $1,519
Adjustments to reconcile net
income
 to net cash provided by (used
in)
 operating activities:
   Depreciation and amortization     $ 8,367           $ 7,569
   Provision for doubtful                460             1,526
accounts
   Changes in assets and
liabilities:
     Accounts receivable            (18,394)          (13,830)
     Inventories                    (17,467)           (4,494)
     Prepaid and deferred income           0             1,272
taxes
     Prepaid expenses and other      (1,956)           (2,241)          `
current assets
     Accounts payable and accrued      4,479             8,873
expenses
     Restructuring                     (492)           (4,294)
     Other
                                       1,251  (23,75     3,550    (2,069)
                                                  2)
     Net cash used in operating
activities                                    (21,77                (550)
                                                  2)

CASH FLOWS FROM INVESTING
ACTIVITIES
  Additions to property, plant                (17,78              (8,623)
and equipment                                     9)
  Other
                                                 243                  117
  Net cash used in investing
activities                                    (17,54              (8,506)
                                                  6)

CASH FLOWS FROM FINANCING
ACTIVITIES
  Purchase of treasury shares                 (1,808              (4,630)
                                                   )
  Proceeds from borrowings                     2,725                    -
  Net change in revolving note
borrowings with original                      35,900                9,460
maturity of 90 days or less
  Cash dividends                               (844)
                                                                    (868)
  Other
                                               1,373                  992
  Net cash provided by financing                                    4,954
activities                                    37,346

  Net decrease in cash and cash               (1,972              (4,102)
equivalents                                        )
  Cash and cash equivalents at                                      8,107
beginning of period                            9,924
  Cash and cash equivalents at                     $             $  4,005
end of period                                  7,952

       See accompanying notes to consolidated financial statements.
                  PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (Unaudited)


NOTE 1 The accompanying financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

     These statements include all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of financial position and results of operations. The financial statements included herein should be read in conjunction with the financial statements and notes thereto included in the latest annual report on Form 10-K.


NOTE  2   On July 24, 1997, Ply Gem Industries, Inc. (the "Company")  entered into an Agreement and Plan of Merger ("Agreement") with Nortek, Inc. ("Nortek") and its subsidiary, NTK Sub, Inc. (the "Purchaser") pursuant to which Nortek commenced on July 29, 1997, a cash tender offer to purchase all of the outstanding shares of the Company for cash consideration of $19.50 per share. The Agreement is subject to customary conditions, including the tender of a majority of the outstanding shares, regulatory approvals and the receipt of financing. Also on July 24, 1997, the Company terminated its June 24, 1997 merger agreement with Atrium Acquisition Holdings Corp. (Atrium), an affiliate of Hicks, Muse, Tate & Furst Incorporated. As a result, the Company paid $12 million to Atrium which was funded by the sale of 640,000 shares of the Company's stock to Nortek for the same amount.


NOTE 3 The major classes of inventories were as follows:

                                (In Thousands)

                               June 30,   December 31,
                                   1997           1996

   Finished goods            $   61,696        $53,833
   Work in process               13,837          9,724
   Raw materials                 34,917         29,426
                               $110,450        $92,983



NOTE 4Earnings per share of common stock is computed by dividing net income by the weighted average number of common shares outstanding. Earnings per share for the second quarter of 1997 and 1996 is calculated using the modified treasury stock method, which limits the assumed purchase of treasury shares to 20% of the outstanding common shares.

      In February 1997, the Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share", which is effective for financial statements for both
                  PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (Unaudited)

NOTE 4 CONTINUED

interim and annual periods ending after December 15, 1997. Early adoption of the new standard is not permitted. The new standard eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed. Adoption of the new standard would not have had a material effect on earnings per share for the three and six months ended June 30, 1997.


NOTE 5 Supplemental cash flow information for the six month periods are as follows:

                                  (In Thousands)
                                June 30,   June 30, 1996
                                    1997
   Interest paid                  $3,300          $3,156
   Income taxes paid               1,098             387

NOTE 6The accumulated amortization of cost in excess of net assets acquired and other intangible assets are $23,502,000 at June 30, 1997 and $22,357,000 at December 31, 1996.


NOTE 7The Company's loan agreements with its banks require the Company to maintain a specified leverage ratio, fixed charge ratio and tangible net worth levels and maintain certain financial ratios, among its provisions. Under the most restrictive of these covenants, at June 30, 1997, approximately $1,900,000 of retained earnings was available for the payment of dividends in 1997.


NOTE 8During the second quarter of 1997, the Board of Directors adopted resolutions providing for severance payments in the event of a change in control and subsequent termination, as defined, to certain designated employees of the Company. At June 30, 1997, the maximum amount payable would be approximately $5 million.


NOTE 9Hoover Treated Wood Products, Inc. ("Hoover"), a wholly-owned subsidiary of Ply Gem Industries, Inc. ("Ply Gem"), is a defendant in a number of lawsuits alleging damage caused by alleged defects in certain pressure treated interior wood products. Hoover has not manufactured or sold these products since August, 1988. The number of lawsuits pending has declined significantly from earlier periods. Most of the suits have been resolved by dismissal or settlement with settlements being paid out of insurance proceeds or other third party recoveries. Hoover and Ply Gem are vigorously defending the suits which remain pending and defense and indemnity costs are being paid out of insurance proceeds and proceeds from a settlement by Hoover with suppliers of material used in the production of interior treated wood products.


                  PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (Unaudited)


NOTE 9 - CONTINUED

     Hoover and Ply Gem have engaged in coverage litigation with their insurers and have settled their coverage claims with a majority of the insurers. Ply Gem believes that the remaining coverage disputes will be resolved on a satisfactory basis and a substantial amount of additional coverage will be available to Hoover. In reaching this belief, it has analyzed Hoover's insurance coverage and the status of the coverage litigation, considered its history of settlements with primary and excess insurers and consulted with counsel.

          Hoover has recorded a receivable at June 30, 1997 for approximately $7.5 million for the estimated proceeds and recoveries related to insurance matters discussed above and recorded an accrual for the same amount for its estimated cost to resolve those matters not presently covered by existing settlements with insurance carriers and suppliers.

           In evaluating the effect of the lawsuits, a number of factors have been considered, including, the litigation history, the significant decline in the number of cases, the availability of various legal defenses and the likely availability of proceeds from additional insurance. Based on its evaluation, the Company believes that the ultimate resolution of the lawsuits and the insurance claims will not have a material effect upon the financial position of the Company.

           Two purported stockholders of the Company, filed a complaint in Delaware Chancery Court against the Company and its Board of Directors ("Board"). The complaint purports to be brought on behalf of a class consisting (with certain exceptions) of all stockholders of the Company, and challenges as inadequate to such stockholders the consideration to be paid in connection with the June 24, 1997 merger agreement with Atrium (that has subsequently been terminated in connection with the execution of the July 24, 1997 Agreement with Nortek referred to in Note 2). The complaint alleges, among other things, that the proposed price to be paid pursuant to the merger agreement with Atrium is inadequate, and that the Board breached their fiduciary duties in agreeing to it. The Company and its Board believe the complaint to be without merit.
Item 7(b)  Pro Forma Information

                        NORTEK, INC. AND SUBSIDIARIES
                           PLY GEM INDUSTRIES, INC
                INTRODUCTION TO UNAUDITED PRO FORMA COMBINED
                       CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated statement of operations of Nortek, Inc. and Subsidiaries, ("Pro Forma Nortek") for the year ended December 31, 1996 and the six months and twelve months ended June 28, 1997 give effect to (i) the acquisition of Ply Gem, the sale of $310,000,000 principal amount of 9 1/8% Senior Notes due 2007, ( the "9 1/8% Notes"), the extension of credit under the Ply Gem Credit Facility to refinance certain existing indebtedness of Ply Gem and the termination of Ply Gem's accounts receivable securitization program (collectively, the "Transactions"), (ii) the issuance of the 9 1/4% Senior Notes due 2007 (the "9 1/4% Notes")in March, 1997 and (iii) a portion of the estimated cost reductions which are directly attributable to the acquisition as if all of the foregoing had occurred on January 1, 1996. In addition, the unaudited adjusted pro forma condensed consolidated statement of operations ("Adjusted Pro Forma Nortek") for the year ended December 31, 1996 and the six months and twelve months ended June 28, 1997 give effect to all of the estimated cost reductions (as discussed below). The unaudited pro forma condensed consolidated balance sheet for Pro Forma Nortek as of June 28, 1997 gives effect to the transactions as if they occurred on that date.

Nortek expects to realize pre-tax annual cost savings of approximately $23.4 million, based on the last twelve months ended June 28, 1997, as a result of the acquisition. These savings are expected to result from several actions, including: (i) the elimination of expenses associated with Ply Gem's New York headquarters; (ii) the consolidation into Nortek of certain of Ply Gem's corporate functions such as legal, accounting and risk management; and (iii) the identification and rationalization of underperforming product lines. Of the $23.4 million of expected pre-tax savings, $7.9 million is included in footnote (o) for the twelve months ended June 28, 1997 and represents estimated cost reductions directly attributable to the acquisition. The remaining $15.5 million is included in footnote (t) for the twelve months ended June 28, 1997 and relates to additional estimated cost savings and operating efficiencies which management expects will result from the acquisition.

The effect of the issuance of the 9 1/4% Notes is reflected in Nortek's June 28, 1997 unaudited condensed consolidated balance sheet since such issuance occurred prior to the date of such balance sheet.

The acquisition is accounted for under the purchase method of accounting. The accompanying unaudited pro forma condensed consolidated financial statements have been prepared utilizing a preliminary purchase price allocation. The preliminary purchase price allocation is subject to refinement until all pertinent information regarding the acquisition is obtained and, accordingly, the amounts presented herein are subject to change.
                        NORTEK, INC. AND SUBSIDIARIES
                           PLY GEM INDUSTRIES, INC
                INTRODUCTION TO UNAUDITED PRO FORMA COMBINED
                       CONDENSED FINANCIAL STATEMENTS
                                 (Continued)


The accompanying Pro Forma Nortek information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would actually have been reported had the above transactions been in effect during the periods presented or which may be reported in the future. The results of operations for the six months ended June 28, 1997 are not necessarily indicative of the results of operations to be expected for the full year.

The   accompanying  unaudited  pro  forma  condensed  consolidated  financial statements should be read in conjunction with the audited and unaudited Consolidated Financial Statements and related Notes thereto for Ply Gem's and Nortek's periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission.

When used in this discussion, the word "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, over which Nortek has no control, which could cause actual results to differ materially from those presented. These risks and uncertainties include estimated cost reductions. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Nortek undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by Nortek, in this report, as well as Nortek's periodic reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

         NORTEK, INC. AND SUBSIDIARIES AND PLY GEM INDUSTRIES, INC.
          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             As of June 28, 1997

                              Nortek    Ply Gem    Pro Forma   Pro Forma
                            Historical Historical Adjustments    Nortek
                                     (Dollar Amounts in millions)
             ASSETS
Unrestricted:
 Cash and cash equivalents    $ 56.8     $  8.0     $   --- (a)$   64.8
 Marketable securities avail-
  able for sale                168.6        ---      (110.5)     (b)  58.1
Restricted:
 Cash and marketable securities  5.7        ---         ---        5.7
Accounts receivable, net       137.8       45.9        49.2 (c)  232.9
Inventories, net               107.7      110.5         ---      218.2
Prepaid expenses                 4.3        ---         ---        4.3
Other current assets            13.8       14.9        (3.8)(d)   24.9
Prepaid income taxes            20.0       10.9         ---       30.9
 Total current assets          514.7      190.2       (65.1)     639.8
Property, plant and equipment,
 net                           138.0      101.5         ---      239.5
Goodwill and other intangibles  88.9       20.9       227.9 (e)  337.7
Deferred debt expense           11.0        1.2        10.1 (f)   22.3
Other assets                    20.4       44.7        (7.2)(g)   57.9

  Total assets                $773.0     $358.5      $165.7   $1,297.2

  LIABILITIES AND STOCKHOLDERS' INVESTMENT
Notes payable                 $ 12.9     $  ---      $  ---   $   12.9
Current maturities of long-term
 Debt                            5.1        1.5         ---        6.6
Accounts payable                86.3       36.9         ---      123.2
Accrued expenses and taxes, net101.0       33.9         9.0 (h)  143.9
  Total current liabilities    205.3       72.3         9.0      286.6
Deferred income taxes           18.3        2.6        (3.6)(i)   17.3
Other long-term liabilities     19.5       16.2         ---       35.7
Notes, mortgages, capital leases
 and obligations payable less
 current maturities            408.8      120.2       307.5 (j)  836.5
Preference stock               ---          ---         ---        ---
Common stock                    16.0        4.4        (4.4)      16.0
Special common stock              .8        ---         ---         .8
Additional paid-in capital     135.3      150.1      (150.1)     135.3
Retained earnings               48.2       63.1       (63.1)      48.2
Cumulative translation, pension
 and other adjustments          (4.0)      (5.6)        5.6       (4.0)
Treasury stock-common          (73.3)     (64.8)       64.8      (73.3)
Treasury stock-special common   (1.9)       ---         ---       (1.9)
  Total stockholders' investment121.1     147.2      (147.2)(k)  121.1

     Total liabilities and
       stockholders' investment$773.0    $358.5     $ 165.7   $1,297.2

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial
Statements

         NORTEK, INC. AND SUBSIDIARIES AND PLY GEM INDUSTRIES, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED DECEMBER 31, 1996

                                     Nortek                      Nortek
                                   Historical    Adjustments  As Adjusted
                         (Dollar Amounts in Millions, Except Per Share Data)
Net sales                           $969.8          $  ---      $969.8
Cost of products sold                709.9             ---       709.9
Gross profit                         259.9             ---       259.9
Selling, general and admini-
 strative expense                    199.8             ---       199.8
Operating income                      60.1             ---        60.1
Interest expense                     (30.1)          (12.2)(l)   (42.3)
Other expense                          ---             ---         ---
Interest income                        5.3             ---         5.3
Net gain on investment and
 marketable securities                  .7             ---          .7
Earnings before provision for
 income taxes                         36.0           (12.2)       23.8
Provision for income taxes            14.0            (4.1)(m)     9.9
 Net earnings                       $ 22.0          $ (8.1)     $ 13.9

Net earnings per share (v)          $ 2.05                      $ 1.30
Fully diluted weighted average
 Shares outstanding (in thousands)  10,722                      10,722
EBITDA (w)                           $82.6                       $82.6
Ratio of earnings to fixed charges(x) 2.1x                        1.5x

For the Year Ended December 31, 1996 - (Continued)

                                     Nortek
As   Ply Gem                        Combined
                                    Adjusted      Historical    Total
Net sales                           $969.8          $774.9    $1,744.7
Cost of products sold                709.9           626.4     1,336.3
Gross profit                         259.9           148.5       408.4
Selling, general and admini-
 strative expense                    199.8           119.5       319.3
Operating income                      60.1            29.0        89.1
Interest expense                     (42.3)           (6.8)      (49.1)
Other expense                        ---              (2.6)       (2.6)
Interest income                        5.3             ---         5.3
Net gain on investment and
 marketable securities                  .7             ---          .7
Earnings before provision for
 income taxes                         23.8            19.6        43.4
Provision for income taxes             9.9             9.1        19.0
 Net earnings                       $ 13.9          $ 10.5     $  24.4

Net earnings per share (v)          $ 1.30
Fully diluted weighted average
 shares outstanding (in thousands)  10,722
EBITDA(w)                            $82.6
Ratio of earnings to fixed charges(x) 1.5x

         NORTEK, INC. AND SUBSIDIARIES AND PLY GEM INDUSTRIES, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED DECEMBER 31, 1996


For the Year Ended December 31, 1996 - (Continued)

                                                              Adjusted
                                                    Pro         Pro
                           Combined                Forma       Forma
                            Total    Adjustments   Nortek      Nortek

Net sales                  $1,744.7    $  ---     $1,744.7    $1,744.7
Cost of products sold       1,336.3       4.5 (n)  1,340.8     1,340.8
Gross profit                  408.4      (4.5)       403.9       403.9
Selling, general and admini-
 strative expense             319.3      (8.6)(o)    310.7       297.1(t)
Operating income               89.1       4.1         93.2       106.8
Interest expense              (49.1)    (30.8)(p)    (79.9)      (79.9)
Other expense                  (2.6)      2.9 (q)       .3          .3
Interest income                 5.3       ---          5.3         5.3
Net gain on investment and
 marketable securities           .7       ---           .7          .7
Earnings before provision for
 income taxes                  43.4     (23.8)        19.6        33.2
Provision for income taxes     19.0      (6.0)(s)     13.0        17.8(u)
 Net earnings               $  24.4    $(17.8)     $   6.6     $  15.4

Net earnings per share (v)                         $   .62     $  1.44
Fully diluted weighted average
 shares outstanding (in thousands)                  10,722      10,722
EBITDA(w)                                          $ 135.2     $ 148.0
Ratio of earnings to fixed charges(x)                  1.2x       1.4x

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial
Statements

         NORTEK, INC. AND SUBSIDIARIES AND PLY GEM INDUSTRIES, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED JUNE 28, 1997

                                     Nortek                     Nortek
                                   Historical   Adjustments  As Adjusted
                         (Dollar Amounts in Millions, Except Per Share Data)
Net sales                            $469.2        $  ---       $469.2
Cost of products sold                 342.5           ---        342.5
Gross profit                          126.7           ---        126.7
Selling, general and admini-
 strative expense                      96.8           ---         96.8
Operating income                       29.9           ---         29.9
Interest expense                      (18.5)         (2.5)(l)    (21.0)
Other expense                           ---           ---          ---
Interest income                         4.4           ---          4.4
Net gain on investment and
 marketable securities                   .2           ---           .2
Earnings before provision for
 income taxes                          16.0          (2.5)        13.5
Provision for income taxes              5.6           (.8)(m)      4.8
 Net earnings                        $ 10.4        $ (1.7)      $  8.7

Net earnings per share(v)            $ 1.05                     $  .88
Fully diluted weighted average
 Shares outstanding(in thousands)     9,923                      9,923
EBITDA(w)                            $ 41.7                     $ 41.7
Ratio of earnings to fixed charges(x)  1.8x                       1.6x

For the Six Months ended June 28, 1997 - (Continued)

                                     Nortek
As   Ply Gem                        Combined
                                    Adjusted      Historical    Total

Net sales                            $469.2        $381.7       $850.9
Cost of products sold                 342.5         313.4        655.9
Gross profit                          126.7          68.3        195.0
Selling, general and admini-
 strative expense                      96.8          59.5        156.3
Operating income                       29.9           8.8         38.7
Interest expense                      (21.0)         (3.6)       (24.6)
Other expense                           ---          (1.2)        (1.2)
Interest income                         4.4           ---          4.4
Net gain on investment and
 marketable securities                   .2           ---           .2
Earnings before provision for
 income taxes                          13.5           4.0         17.5
Provision for income taxes              4.8           2.0          6.8
 Net earnings                        $  8.7        $  2.0       $ 10.7

Net earnings per share (v)           $  .88
Fully diluted weighted average
 shares outstanding (in thousands)    9,923
EBITDA(w)                            $ 41.7
Ratio of earnings to fixed charges(x)  1.6x

         NORTEK, INC. AND SUBSIDIARIES AND PLY GEM INDUSTRIES, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED JUNE 28, 1997


For the Six Months ended June 28, 1997 - (Continued)

                                                              Adjusted
                                                    Pro         Pro
                           Combined                Forma       Forma
                            Total    Adjustments   Nortek      Nortek

Net sales                   $850.9     $   ---     $850.9      $850.9
Cost of products sold        655.9          2.3(n)  658.2       658.2
Gross profit                 195.0         (2.3)    192.7       192.7
Selling, general and admini-
 strative expense            156.3         (6.6)(o) 149.7       142.0 (t)
Operating income              38.7          4.3      43.0        50.7
Interest expense             (24.6)       (15.2)(p) (39.8)      (39.8)
Other expense                 (1.2)         1.4 (q)    .2          .2
Interest income                4.4         (1.7)(r)   2.7         2.7
Net gain on investment and
 marketable securities          .2         ---         .2          .2
Earnings before provision for
 income taxes                 17.5        (11.2)      6.3        14.0
Provision for income taxes     6.8         (3.7)(s)   3.1         5.8 (u)
 Net earnings               $ 10.7      $  (7.5)   $  3.2      $  8.2

Net earnings per share (v)                         $  .32      $  .83
Fully diluted weighted average
 shares outstanding (in thousands)                  9,923       9,923
EBITDA(w)                                          $ 65.5      $ 72.8
Ratio of earnings to fixed charges(x)                1.1x        1.3x

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial
Statements
         NORTEK, INC. AND SUBSIDIARIES AND PLY GEM INDUSTRIES, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE TWELVE MONTHS ENDED JUNE 28, 1997

                                     Nortek                      Nortek
                                   Historical   Adjustments   As Adjusted
                         (Dollar Amounts in Millions, Except Per Share Data)
Net sales                           $957.8          $  ---      $957.8
Cost of products sold                695.2             ---       695.2
Gross profit                         262.6             ---       262.6
Selling, general and admini-
 strative expense                    198.4             ---       198.4
Operating income                      64.2             ---        64.2
Interest expense                     (33.1)           (8.6)(l)   (41.7)
Other expense                          ---             ---         ---
Interest income                        6.9             ---         6.9
Net gain on investment and
 marketable securities                  .9             ---          .9
Earnings before provision for
 income taxes                         38.9            (8.6)       30.3
Provision for income taxes            14.7            (2.9)(m)    11.8
 Net earnings                       $ 24.2          $ (5.7)     $ 18.5

Net earnings per share (v)          $ 2.40                      $ 1.84
Fully diluted weighted average
 Shares outstanding (in thousands)  10,074                      10,074
EBITDA(w)                            $87.4                       $87.4
Ratio of earnings to fixed charges(x) 2.1x                        1.7x

For the Twelve Months ended June 28, 1997 - (Continued)

                                     Nortek
As   Ply Gem                        Combined
                                    Adjusted      Historical    Total

Net sales                            $957.8         $802.5    $1,760.3
Cost of products sold                 695.2          648.9     1,344.1
Gross profit                          262.6          153.6       416.2
Selling, general and admini-
 strative expense                     198.4          123.0       321.4
Operating income                       64.2           30.6        94.8
Interest expense                      (41.7)          (6.6)      (48.3)
Other expense                           ---           (3.2)       (3.2)
Interest income                         6.9            ---         6.9
Net gain on investment and
 marketable securities                   .9            ---          .9
Earnings before provision for
 income taxes                          30.3           20.8        51.1
Provision for income taxes             11.8            9.8        21.6
 Net earnings                        $ 18.5         $ 11.0    $   29.5

Net earnings per share (v)           $ 1.84
Fully diluted weighted average
 shares outstanding (in thousands)   10,074
EBITDA(w)                             $87.4
Ratio of earnings to fixed charges(x)  1.7x

         NORTEK, INC. AND SUBSIDIARIES AND PLY GEM INDUSTRIES, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE TWELVE MONTHS ENDED JUNE 28, 1997


For the Twelve Months ended June 28, 1997 - (Continued)

                                                              Adjusted
                                                    Pro         Pro
                           Combined                Forma       Forma
                            Total    Adjustments   Nortek      Nortek

Net sales                  $1,760.3     $  ---    $1,760.3    $1,760.3
Cost of products sold       1,344.1        4.5       (n)       1,348.6
1,348.6
Gross profit                  416.2       (4.5)      411.7       411.7
Selling, general and admini-
 strative expense             321.4      (11.1)(o)   310.3       294.8(t)
Operating income               94.8        6.6       101.4       116.9
Interest expense              (48.3)     (31.0)(p)   (79.3)      (79.3)
Other expense                  (3.2)       3.0 (q)     (.2)        (.2)
Interest income                 6.9       (1.7)(r)     5.2         5.2
Net gain on investment and
 marketable securities           .9        ---          .9          .9
Earnings before provision for
 income taxes                  51.1      (23.1)       28.0        43.5
Provision for income taxes     21.6       (6.6)(s)    15.0        20.4(u)
 Net earnings              $   29.5     $(16.5)    $  13.0     $  23.1

Net earnings per share (v)                         $  1.29     $  2.30
Fully diluted weighted average
 shares outstanding (in thousands)                  10,074      10,074
EBITDA(w)                                          $ 144.9     $ 159.6
Ratio of earnings to fixed charges(x)                 1.3x        1.5x

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial
Statements
                        NORTEK, INC. AND SUBSIDIARIES
                        AND PLY GEM INDUSTRIES, INC.
                      NOTES TO THE UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                (In Millions)

                                                                   As of
                                                                  June 28,
                                                                    1997
(a)Cash and cash equivalents:
   Total sources of financing for the acquisition and related transactions:
    Gross proceeds from the 9 1/8% Notes                          $307.5
    Proceeds from the sale of marketable securities                110.5
    Extension of credit under Ply Gem Credit Facility              101.9
                                                                  $519.9

   Total uses of financing for the acquisition and related
   transactions:
    Consideration paid for Ply Gem common stock and cancella-
     tion of options                                               310.2
    Funding of termination fees and costs under prior acquisi-
     tion agreement                                                 12.0
    Refinancing of existing Ply Gem indebtedness                   101.9
    Termination of accounts receivable securitization program       50.0
    Consideration paid for termination of management agreements     24.5
    Fees, expenses and other costs related to the Transactions      21.3
                                                                  (519.9)
                                                                 -------
                                                                 $   0.0
                                                                ========
(b)Marketable securities available for sale:
    Sale of marketable securities to fund the acquisition
     and related transactions                                    $(110.5)
                                                                ========
(c)Accounts receivable:
    Forgiveness of notes receivable in connection with the
     termination of management agreements                        $   (.8)
    Termination and repurchase of amounts outstanding under
     Ply Gem's accounts receivable securitization program           50.0
                                                                 -------
                                                                 $  49.2
                                                                 =======
(d)Other current assets:
    Forgiveness of notes receivable in connection with the
     termination of management agreements                        $  (3.8)

(e)Goodwill:
    Additional cost in excess of net assets acquired, net        $ 227.9

(f)Deferred debt expense:
    Financing costs related to the offering and extension
     of credit under Ply Gem Credit Facility                     $  10.7
    Write-off deferred debt expense related to refinanced
     indebtedness                                                    (.6)
                                                                 --------
                                                                 $  10.1
                                                                 ========
                        NORTEK, INC. AND SUBSIDIARIES
                        AND PLY GEM INDUSTRIES, INC.
                      NOTES TO THE UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                (In Millions)

                                                                    As of
                                                              June 28,1997
(g)Other assets:
    Forgiveness of notes receivable in connection with the
     termination of management agreements                        $  (7.2)

(h)Accrued expenses and taxes:
    Estimated liabilities incurred in connection with the
     acquisition                                                 $   9.0

(i)Deferred income taxes:
    To record deferred taxes related to the acquisition          $  (3.6)

(j)Notes, mortgages, capital leases and obligations payable
   less current maturities:
    9 1/8% Notes issued                                          $ 307.5
    Extension of credit under the Ply Gem Credit Facility          101.9
    Refinancing of existing Ply Gem indebtedness                  (101.9)
                                                                 $ 307.5
(k)Stockholders' investment:
    To eliminate equity in connection with the acquisition       $(152.2)
    Forgiveness of notes receivable in connection with the
     termination of management agreements                            5.0
                                                                 $(147.2)

                                                    Six Months Twelve Months
                                       Year Ended     Ended        Ended
                                      December 31,   June 28,     June 28,
                                          1996         1997         1997
(l)Interest expense:
    Interest expense related to the
     9 1/4% Notes issued in March
     1997                               $(16.2)      $ (3.3)     $ (11.4)
    Amortization of related debt
     Issuance costs                        (.5)         (.1)         (.4)
    Reduction of interest expense
     related to debt refinanced with
     a portion of the proceeds from
     the 9 1/4% Notes issued in
     March 1997                            4.5           .9          3.2
                                        $(12.2)      $ (2.5)      $ (8.6)
                        NORTEK, INC. AND SUBSIDIARIES
                        AND PLY GEM INDUSTRIES, INC.
                      NOTES TO THE UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                (In Millions)

                                                    Six Months Twelve Months
                                       Year Ended     Ended        Ended
                                      December 31,   June 28,     June 28,
                                          1996         1997         1997
(m)Tax provision:
    Tax benefit on the interest
     expense adjustments related to
     the 9 1/4% Notes issued in
     March 1997 and the related
     refinancing                       $  (4.1)      $  (.8)      $ (2.9)

(n)Reflects the following adjustment
   to cost of sales:
    Increased amortization of
     goodwill over 40 years due to
     the acquisition                   $   4.5       $  2.3       $  4.5

(o)Reflects the following adjustments
   to selling, general and administra-
   tive expense:
    Elimination of Ply Gem's non-
     recurring costs related to the
     acquisition                       $   (.8)      $ (2.9)      $ (3.2)
    Estimated cost reductions
     directly attributable to the
     acquisition                          (7.8)        (3.7)        (7.9)
                                       $  (8.6)      $ (6.6)      $(11.1)
(p)Interest expense:
    Interest expense at a rate of
     9 1/8% on the Notes issued in
     the offering                      $ (28.3)      $(14.1)      $(28.3)
    Amortization of related debt
     issuance costs                       (1.0)         (.5)        (1.0)
    Amortization of debt discount          (.2)         (.1)         (.2)
    Interest expense at an assumed
     rate of 6 3/4% on indebtedness
     assumed to be outstanding
     under the Ply Gem Credit
     Facility                             (7.0)        (3.5)        (7.0)
    Reduction in interest expense
     related to the refinancing of
     existing Ply Gem indebtedness         5.7          3.0          5.5
                                        $(30.8)      $(15.2)      $(31.0)

                        NORTEK, INC. AND SUBSIDIARIES
                        AND PLY GEM INDUSTRIES, INC.
                      NOTES TO THE UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                (In Millions)

                                                    Six Months Twelve Months
                                       Year Ended     Ended        Ended
                                      December 31,   June 28,     June 28,
                                          1996         1997         1997
(q)Other expense:
    Decrease in other expense, net due
     to termination and repurchase of
     amounts outstanding under Ply
     Gem's accounts receivable
     securitization program             $  2.9       $  1.4       $  3.0

(r)Interest income:
    Reduction in interest income on
     marketable securities sold to
     fund the acquisition and
     related transactions              $   ---      $  (1.7)      $ (1.7)

(s)Tax provision:
    Tax benefit on the interest
     expense adjustments related
     to the 9 1/8% Notes, the Ply
     Gem Credit Facility and the
     refinancing of existing Ply
     Gem indebtedness                  $  (9.7)     $  (4.9)      $ (9.8)

    Tax provision on the elimina-
     tion of Ply Gem's non-recurring
     costs related to the
     acquisition                            .3           .7          1.0

    Tax provision on the estimated
     cost reductions directly
     attributable to the acquisition
     referred to in note (o) above         3.4          1.1          2.8

    Tax benefit on the reduction in
     interest income related to the
     sale of marketable securities
     used to fund the acquisition
     and related transactions              ---          (.6)         (.6)
                                       $  (6.0)      $ (3.7)      $ (6.6)

                        NORTEK, INC. AND SUBSIDIARIES
                        AND PLY GEM INDUSTRIES, INC.
                      NOTES TO THE UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                (In Millions)

(t)Additional estimated cost savings
    and operating efficiencies related
    to the acquisition including
    depreciation and amortization
    expense of approximately $.8, $.4
    and $.8 for the year ended
    December 31, 1996, the six months
    ended June 28, 1997 and the
    twelve months ended June 28, 1997,
    respectively                       $ (13.6)      $ (7.7)      $(15.5)

(u)Tax provision on the additional
    estimated cost savings and
    operating efficiencies related
    to the acquisition referred to in
    note (t) above                      $  4.8       $  2.7       $  5.4

(v)Pro forma primary and fully diluted earnings per share are computed on the same basis as the historical amounts.

(w)"EBITDA" is operating earnings plus depreciation and amortization (other than amortization of deferred debt expense and debt discount). EBITDA should not be considered as an alternative to net earnings as a measure of Nortek's operating results or to cash flows as a measure of liquidity. EBITDA principally differs from net increase (decrease) in unrestricted cash and cash equivalents shown on the Consolidated Statement of Cash Flows, prepared in accordance with generally accepted accounting principles, in that EBITDA does not reflect capital expenditures, borrowings, principal and interest payments under debt and capital lease obligations, income tax payments and cash flows from other operating, investing and financing activities.

(x)For purposes of calculating this ratio, "earnings" consist of earnings before provision for income taxes and fixed charges. "Fixed charges" consist of interest expense and the estimated interest portion of rental payments on operating leases.